Exhibit 4.31 CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ETA and Vitol S.A. Term Storage Agreement *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. Term Storage Agreement Between Euro Tank Amsterdam B.V. and Vitol S.A. (“Agreement”) 1. Agreement number No.: VITOLMD-ETA-2015-01 Effective Date: 1 January 2015 2. This Agreement is made by and between Eurotank Amsterdam B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated in the Netherlands and having its registered office at Van Riebeeckhavenweg 9, 1041 AD, Amsterdam, the Netherlands (the “Company”); and Vitol S.A. a private company with limited liability, incorporated in Switzerland and having its registered office at Boulevard du Pont-d’Arve 28, 1211 Geneva 4, Switzerland (the “Client”). The Client and the Company may be referred to herein individually as a “Party” and collectively as the “Parties”. Whereas a. The Company owns and operates the Terminal and is able to provide storage, handling and other terminal services at the Terminal; b. The Client wishes to store its products at the Terminal and receive certain services and access to specific infrastructure at the given capacities; c. The Parties intend to set forth the terms and conditions for the services in this Agreement.

ETA and Vitol S.A. Term Storage Agreement *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 2 NOW, THEREFORE, in consideration of the mutual promises herein contained, Parties agree as follows: 3. Storage Location The terminal is located in the Port of Amsterdam, Van Riebeeckhavenweg 9, 1041 AD, Amsterdam, the Netherlands (“Terminal”) 4. Storage Period: Duration: Six (6) months Start Date: 1 January 2015 End Date: 30 June 2015 4.1 This Agreement shall enter into force on the Start Date as mentioned above and shall continue for a duration of six (6) months until the End Date as mentioned above. At the expiry of this period the Client shall have first right to the contracted capacity. three (3) months prior to expiry both Parties shall negotiate the terms and conditions for a contract renewal for a period to be mutually agreed upon. The agreement for a contract renewal needs to be reached at least one (1) months prior to the End Date. 5. Product 5.1 Parties agree to handle gasoil. The Client shall provide the Company with the (M)SDS, REACH number and the products specifications as stipulated in Appendix 2 and Article 10, prior to the each delivery to the Terminal. The Products will be delivered into parcels of minimum 1000 Mt each. 5.2 Client ensures to comply with the provisions of the European Regulation number 1907/2006 of 18 December 2006, as amended from time to time with regards to the Registration, Evaluation, Authorisation and Restriction of Chemical substances (“REACH Regulation”) and shall provide the Company with the necessary information related to such compliance and the Product. 6. Contractual Capacity The Company shall provide to the Client a decreasing storage capacity. Mutually has been agreed to decrease the capacity to approx. 230k cbm by 31 March 2015 and to approx. 170k cbm by latest 30 June 2015 (“Contractual Capacity”).

ETA and Vitol S.A.
Term Storage Agreement

Products will be stored on a dedicated basis, with following plan to decrease

Tank	Contractual Capacity (m3)	Nett capacity (m3)	Roof Type	Min flash	31 mar '15	30 April '15 – 30 June'15
C0001	5.025	4.854	CR	>55		
C0006	4.968	4.799	CR	>55		
C0007	4.890	4.724	CR	>55		
C0008	5.016	4.896	CR	>55		
C0050	6.030	5.837	CR	>55	Y	
C0051	6.023	5.818	CR	>55	Y	
C0055	6.005	5.819	CR	>55	Y	
C0062	2.005	1.921	CR	>55		Y
C0063	2.009	1.925	CR	>55		Y
C0064	5.041	4.885	CR	>55		Y
C0065	2.001	1.941	CR	>55		Y
C0101	6.340	6.150	CR	>55	Y	Y
C0108	6.288	6.112	CR	>55	Y	Y
C0109	6.266	6.059	CR	>55	Y	Y
C0111	6.317	6.115	CR	>55	Y	Y
C0114	16.624	16.225	CR	>55	Y	Y
C0115	16.650	16.200	CR	>55	Y	Y
C0116	16.695	16.328	CR	>55	Y	Y
C0117	16.695	16.278	CR	>55	Y	Y
C0142	6.409	6.210	CR	>55	Y	
C0143	6.361	6.132	CR	>55	Y	
C0152	548	541	CR	>55	Y	Y
C0171	21.902	19.712	FR	>21	Y	Y
C0172	21.638	19.236	FR	>21	Y	Y
C0173	21.892	19.659	FR	>21	Y	Y
C0901	20.390	19.778	CR	>55	Y	
C0902	20.450	19.857	CR	>55	Y	
TOTAL	Approx. 260k				Approx. 230k	Approx. 170k

The tanks are Class 3, meaning suitable for handling of a product with a flashpoint >55℃. Except for tanks C0171, C0172, C0173, these tanks are Class 2 (flashpoint >21 degrees)

3

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ETA and Vitol S.A. Term Storage Agreement *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 4 7. Means of Delivery Receipt of Product: ex-seagoing vessel, barge or pumping over Re-delivery of Product: into seagoing vessel, barge or pumping over 8. Rates (expressed in Euro) – applicable for this Agreement only. a. Tank rental *** Expressed in cubic meter (M3) per Contractual Capacity per month or part thereof. Tank rental rate shall include: - Delivery from seagoing vessel or barge (min. parcel size 500 Mt) - Redelivery into seagoing vessel or barge (min. parcel size 500 Mt) - Storage during the Storage Period - Standard customs documentation on vessels/barges departure at the Terminal - *** free throughputs in M3 for a period of *** (calculated as 1 import and export of the nett tank capacity) - *** free pumping over within these contractual tanks in M3 contractual capacity per period of *** Throughput means total volume delivered ex barge/vessel into tank plus total volume redelivered ex tank into barge/vessel, divided by two (2). b. Additional Throughput Surcharge Throughput over *** times *** Throughput over *** times *** Throughput over *** times *** Charged on the difference, expressed in M3 at 15°c, between the actual throughput per year and the free throughput mentioned in Paragraph a), per M3. c. Pumpover Surcharge Throughput over *** times *** Throughput over *** times *** Per M3 at 15°c pumped over from shoretank to shoretank within the Terminal. A minimum charge based on *** m3 per operation shall apply. Pumpover surcharge is not included as part of the tank throughput.

ETA and Vitol S.A. Term Storage Agreement *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 5 d. Circulation Surcharge per hour (in shore tank) *** Charged for the use of mixers or air-spiders or pump around. e. Board-to-board Surcharge *** Minimum quantity of *** M3 per parcel, per M3 at 15°c. Board-to-board surcharge is not included as part of the tank throughput. f. Additional Services (per document) *** Supply of Certificate of Origin (not counter-signed by Chamber of Commerce), EUR1, Form A, INF3, ATR Signed by Chamber of Commerce *** g. Water on Board In case water is found on board or in tank after discharge, water can be drained, removed and disposed of at the cost charged by the contractor with a surcharge of ***% for coordination, handling and administration costs. Decision to be made jointly following agreement by the Client for this activity. h. Handling of additives Expressed in Euros per operation. Delivery, receipt and operation of additives shall take place after informing the Terminal, Terminal’s acceptance shall not be unreasonably withheld. <1 IBC* *** 1-15 IBC’s *** 16-60 IBC’s *** >60 IBC’s *** In case the Client will dope the cargo with additives on board the vessel or barge, the above will not be applicable. * Rate applicable for adding an additive quantity less than one (1) IBC and when added to a barge only. All rates exclude: VAT and any other taxes, levies, fees, quay dues, port charges, and any other third party fees such as, but not limited to, the Port Authority, Customs, ship’s representative and cargo representative. The Company will invoice these fees to the Client on *** basis without any mark-up or fee charged by the Company.

ETA and Vitol S.A. Term Storage Agreement *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 6 9. Terms of Operation Product movement planning including quality and quantity must be clearly identified and detailed by the Client in writing and in advance to the Company for execution. The Company shall not be responsible for any effect of Product movement planning whatsoever. In implementing the Product movement planning, the Company shall follow the instructions of the Client, but the Client should always observe and consider the quality and quantity requirements of tank heels bottoms i.e. ROB. 10. Product Acceptance procedure Upon nomination of a vessel/barge for a discharge operation, the Client shall provide actual specifications of the cargo on board prior to the vessel/barge’s arrival. The aforementioned certificate should always contain at least the following:  Density  Colour*  Sulphur  Conductivity  Pour Point **  Viscosity The Product shall meet all of the following criteria: Specification Max/Min Method Flash Point Min 55°C Viscosity Max 20 CST @ 40 °C Pour Point Max 0°c (>0 °c will be reviewed on case by case basis as per ambient temperature) If the Terminal requests all or any of the abovementioned specifications and is not properly informed by the Client, the Terminal shall have the right to refuse discharge. If the Product does not meet the abovementioned specification, the Company shall have the right to refuse discharge. * If colour is > 2.5 Client shall provide material with which lines can be flushed. **If pour point > 0°c the Client and the Company will agree a flush procedure ensuring that the lines and tanks fall within the above contractual specification parameters. The Terminal shall also be informed of SDS and REACH number for each delivery of the Product prior to its discharge.

ETA and Vitol S.A. Term Storage Agreement *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 7 11. Tank Cleaning The Company undertakes that the Tanks will be clean and prepared for the Products prior to the Firm Start Dates. In accordance with Article 15 of the VOTOB, the Client shall clean the tanks prior to the expiry date of the Agreement. If the Client omits to clean the tanks, the Company shall appoint a cleaning company to clean the tanks on the risk and account of the Client. Any costs involved in cleaning the tanks in preparation for the next service (i.e. suitable for gasoil or gasoline or other products as indicated by the Company) and the disposal of wastes if any are to the Client’s account. The Client shall empty the tank on the date as requested by the Company; i.e. date based on the required time for cleaning before expiration of the Agreement. The Company shall appoint an independent surveyor to determine whether the tank is clean and suitable for the next service. In the event the tank is not approved by the independent surveyor, Client shall clean the tank over until approved. Tank rental rate under article 8.a. shall proceed until the independent surveyor appointed by the Company has approved the tank for the next service. A copy invoice of the cleaning company will be attached to Company’s invoice with a surcharge of ***% for coordination and administration costs. 12. Maintenance The Company will schedule its annual maintenance to the tanks prior to the start of each calendar year. The Company reserves the right to perform unplanned maintenance for immediate action for safety or environmental reasons or for other urgent reasons the Company deems necessary. The Client shall pay *** of the Tank rental fees in respect of tanks undergoing maintenance. 13. Contractual Loss Contractual loss during operations and storage will be actual loss as determined after unloading and loading operations on basis of the shore tanks gauging. Any Product losses will be to the account of the Client. Any complaint in respect of deficiency of quantity or of variation of quality must be notified in writing by the claiming Party within thirty (30) days from the day at which such deficiency or variation is discovered.

ETA and Vitol S.A. Term Storage Agreement *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 8 14. Rules of Engagement The Client agrees and acknowledges the Rules of Engagement of the Terminal as specified in the following appendices: Terminal details and rules of engagement : Ref. Appendix 1 Opening hours of the Terminal : Ref. Appendix 1 Nomination and programme information : Ref. Appendix 2 Customer Service contact details : Ref. Appendix 3 First Come First Serve policy : Ref. Appendix 4 15. Indexation /Escalation As per the 1 st of January of each year after the Start Date, the Rates mentioned in Article 8 shall be increased with the percentage based on the Dutch Consumer Price Index figure (CPI) and defined by the Dutch Bureau of Statistics (CBS) reflecting the inflation figure in the Netherlands from time to time. 16. Rates/Conditions are Exclusively for the Client The Client shall not be authorised to cede or subcontract the Contractual Capacity as well as any right granted by this Agreement without the Company’s prior written approval. Sub-leasing of Clients tank to a third party In case the Client wishes to sub-lease one or more of the tanks mentioned in Clause 6, the Client may request the Company to do so on its behalf. In this case the Company shall at its discretion approach potentially interested parties and negotiate a sub-lease agreement acceptable to the Client for the tank and period agreed with the Client provided that: (i) the Client remains fully responsible for the performance of the sublease agreement and especially the payment of the rates outlined in Article 8; (ii) the sublease termination date is always earlier than the termination date of this Agreement; and (iii) the sublease does not comprise any option to renew or extend or increase the duration or the capacity or any conditions referred to in the sub lease agreement.

ETA and Vitol S.A. Term Storage Agreement *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 9 The Client is not allowed to enter into any direct negotiations or discussions concerning its subleased tanks with a third party and the Company is under no obligation to accept any third parties as a sub-lessee. In case the Company is not able to find a sub-lessee on its own accord the Client may propose a suitable alternative, approval of which shall not be unreasonably withheld. Any incremental revenues of a sub-lease arrangement shall be *** between the Company and the Client. 17. Insurance a) Title to and risks of the Products will remain with Client at all times. b) Client shall be responsible for insuring the Product under this Agreement at their risk and account. c) Both Parties shall be responsible for procuring third party liability insurance to cover their respective legal liabilities arising from their responsibilities under this Agreement. 18. Invoicing and payment The Tank Rental fee will be invoiced monthly and will be issued at the beginning of each calendar month, in advance. All other charges mentioned in Clause 8 (pumpovers, homogenization, additivation, additional throughput) and for any other services rendered will be invoiced upon expiry of the month in which the respective service was rendered. Additional throughput as per Clause 8 (b) shall be invoiced on a monthly basis once the free throughput allowed under this Agreement has been achieved. Invoices are payable in the currency as invoiced and within fifteen (15) days after the date of invoice and before final lifting of the Product. 19. General Terms and Conditions The General Conditions for Tankstorage in the Netherlands filed of record in the Dutch, English and German languages at the Registry of the Arrondissements Courts at Amsterdam, Dordrecht and Rotterdam on 21 st December 1992 (“General Conditions”) and the jetty conditions of the association of independent tank storage companies (VOTOB) filed of record at the Registry of the Arrondissements Courts in Amsterdam, Dordrecht and Rotterdam (“Jetty Conditions”) shall

ETA and Vitol S.A. Term Storage Agreement *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 10 be applicable to this Agreeement. In the event of any conflict or inconsistency between this Agreement and the General Conditions and Jetty Conditions, the terms and conditions of this Agreement shall prevail. 20. Modification of the General Conditions The provisions set forth in the Agreement may be modified by a decision of the Company in accordance with technical or legal requirements. In this case the Company shall endeavour to give at least three (3) months’ notice, except in the event of urgency in particular regarding regulations and safety measures. 21. Notices All notices and communications under this Agreement are to be sent to the Parties by, courier or registered mail to the following address: In the case of the Company, to: Attention: Jack de Moel Title: Managing Director Address: Van Riebeeckhavenweg 9 1041 AD Amsterdam In the case of the Client, to: Attention: Title: Address:

ETA and Vitol S.A. Term Storage Agreement *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 11 Any notices, approvals or consents shall be effective only upon actual receipt: (a) in the case of registered post, on the day on which it is received and acknowledged at that Recipient Party’s address. (b) in the case of personal delivery, at the time it is received and acknowledged at the Recipient Party’s address. Notwithstanding the above, communications between the Parties via email are permitted and shall be sent to the email addresses as notified by the Parties from time to time provided that any request for approval or consent by the recipient Party or notice of breach sent by email must be followed by a letter to the other Party in accordance with this Article 21.2 22. Law and jurisdiction This Agreement shall be governed and construed in accordance with the law of the Netherlands. Any dispute arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its termination), shall be referred to and finally resolved by the Courts of Rotterdam in the English language. The language of this Agreement is English. All communications including notices under and in respect of this Agreement shall be in the English language. This Agreement may be executed in any number of counterparts and delivered by electronic transmission, each of which so delivered shall be considered an original counterpart, but all such counterparts together constitute but one and the same agreement. (signature page to follow)

ETA and Vitol S.A. Term Storage Agreement *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 12 IN WITNESS WHEREOF the Parties hereto have set their hands the day and year first above written. For and on behalf of For and on behalf of Eurotank Amsterdam B.V. Vitol S.A. /s/ Jack de Moel /s/ Kenya Matsumoto Name: Jack de Moel Name: Kenya Matsumoto Managing Director Date: 17 March 2015 Date: 18 March 2015

ETA and Vitol S.A. Term Storage Agreement *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 13 Appendix 1 Terminal details and rules of engagement Jetties (shared Gasoil system) Jetty No. Draught (feet) (1) DWT Jetty 9 barges 36 Jetty 12 vessels / barges 45 60.000 Jetty 13 barges 12 Jetty 14 vessels 45 100.000 Jetty 17 barges 18 Other/additional jetties could be made available upon usage of the gasoil shared system. The Company shall communicated this to the Client, if applicable. 1 - Above mentioned draughts are general figures. Contact the local harbour authorities for the latest draught restrictions. 2- Max. length of barges: 150 meters Surveying Before loading and unloading of vessels the Client shall appoint an independent surveying company. If the Client omits to do so the Terminal may nominate one, for and on behalf of the Client, and all costs plus ***% will be for account of and invoiced to the Client. Working hours: For operations the Terminal is working on a 365/7/24 basis Company licenses and certificates, status on 17 June 2013 Licenses by Dutch law, including environmental permit (“vergunning ingevolge de Wet Milieubeheer”), ISPS, AO/IB and water treatment permit (“W(et) V(ervuiling) O(ppervlaktewater) vergunning”). Certificates: ISO 9001: 2008 ISO 14001: 2004 OSHAS 18001:2007 AEO Rules of Engagement

ETA and Vitol S.A. Term Storage Agreement *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 14  All customers are served on a first come first serve (“FCFS”) basis. The Company reserves the right to deviate from the FCFS rules. Such deviation should be for the sake of operational safety or where there can be positive impact upon overall terminal operations;  The Client is, if necessary, responsible to offer a movement of Product (flush) through the line, pump or Client‘s tank with the required volume to prepare the line, pump or Client’s tank for the manipulation with the nominated Product specification of the Client. The volume of the flush is advised by the Terminal. The tank to flush into is advised by the Client;  Basic information for nomination and programme are outlined in Appendix 2.  Nominations, programmes and questions can be sent to: xcustomerservice@eta.vtti.com.  Use this e-mail address and do not contact our Customer Service team members via their individual e-mail account.  Customer Service office hours: 08:30-18:00 during weekdays.  Contact details of the Customer Service team can be found in Appendix 3.  One Customer Service colleague is on duty outside office hours. The details of on duty colleague will be communicated to the Client on a week by week basis.  In case of emergency or direct need of assistance, the on duty Customer Service colleague can be reached outside office hours via their mobile telephone number (Appendix 3).  Changes within the nomination and programmes that occur outside office hours and need to be urgently dealt with before upcoming office hours, can be sent to xcustomerservice@eta.vtti.com and should be accompanied by a telephone call to the on duty Customer Service colleague (mobile phone) (Appendix 3).  Send complete and up to date nominations and programmes (Appendix 2) to Customer Service. Any change or additional information requires a complete update of a nomination or programme, which is re-sent to Customer Service.  A vessel / barge without nomination, programme and / or by the Company approved SDS and product specification cannot berth, remain on jetty or are handled by the Company. Customs  The Company will inform the Client on a customs claim and gather required basic information in cooperation with the Client. If the Client requires the Company to perform additional work to solve a customs claim, the Company has the right to charge the additional manpower per hour to the Client. Appendix 2 Nomination and programme information

ETA and Vitol S.A. Term Storage Agreement *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 15 Basic information on nomination  Loading or discharging  REG / IMO number & Name (of vessel / barge, etc)  Agents name  Pre cargo  ETA (day, month, year).  Product name and CN code  Certificate of analysis  SDS  Quantity (KGV / KGA)  Volume (at 15 Degrees C)  Tolerance (Min / Max / App.)  Receiver  Surveyors- who (for what inspection)  Discharge EU non-EU Excise number origin EUR1/ Form A / INF3 (T1) Value of product Free  Loading EU non-EU Excise number T1 (AAD, status change)  Documents (BL, quantity quality report, ullage report, timesheet, statement of facts, certificate of origin, master’s receipt for documents, master receipt’s for samples, cargo manifest, tank inspection report or certificate of cleanliness Note nr of copies for receivers and / or for master Basic information on programme  Replacing programme (if applicable)  Ex / into vessel / barge / truck / railcar tank (in correct sequence) Tank number in Tank number out  Quantity (M3 at 15 degrees C or until full approximately M3 or % of total quantity or hand blend per tank and modality)  Tolerance (min / max / as close to but never more than)  Balance tank  Surveyor who (in nomination, but shown as repeated information) Optional:  Value  Line flushes into (only in TTT)  Additivation (who, quantity (liters) in which tanks)  Remarks (open box) e.g. Sulphur details

ETA and Vitol S.A. Term Storage Agreement *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 16 Appendix 3 Customer Services contact details Please for nominations, programmes, instructions or changes use following general Customer service e-mail address : xcustomerservice@eta.vtti.com Outside office hours you can contact ; Erik van de Koolwijk Office +31 20 - 587 21 37 Mobile +31 6 20963704 evk@eta.vtti.com or Brenda Matabadal Office +31 20 - 587 21 54 Mobile +31 6 52533090 bma@eta.vtti.com or Willy Steendam Office +31 20 - 587 21 38 Mobile +31 6 51449109 whs@eta.vtti.com or Marco de Boer ( custom affairs ) Office +31 20 587 21 34 Mobile +31 6 12852826 mdb@eta.vtti.com

ETA and Vitol S.A. Term Storage Agreement *** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions. 17 Appendix 4 First Come First Serve policy (FCFS) ETA operates a First Come, First Served (FCFS) policy based upon the following procedures: 1. Operation Orders are to be received in writing. Orders will contain Vessel Name / Cargo / Quantity / ETA / Operational Details. Changes to Operation Orders shall be made in writing and shall be accepted subject to the condition that other operations remain substantially unaffected by the proposed changes. Discharge / Reload Operations are acceptable but must be nominated as two separate operations. 2. Berthing priority is allocated on basis of valid NORT basis arrival at Amsterdam Anchorage. When the Operation Order is received after vessel has tendered NOR the time of acceptance of the Operation Order shall determine the allocation of position in the berthing queue. 3. 4 hours prior to planned operation the Operation Order shall be checked to ensure that: (i) Tank(s) is released for loading (ii) Sufficient Volume is available (loading) (iii) Sufficient Ullage is available (discharge) Failure to satisfy the above mentioned criteria will result in the vessel call to berth being cancelled and the vessel rejoins the queue (as next vessel to be called). Cargo operations may commence whilst sequential operational steps are in progress, subject to the condition that no additional delays to the overall operational programme are incurred. 4. Other than in exceptional circumstances, Max Idle Time after vessel is All Fast shall not exceed 6 hours (Inclusive of product analysis). ETA reserves the right to un-berth and reschedule vessels which do not comply. 5. In exceptional circumstances, ETA reserves the right to deviate from these rules. Such deviation should be for the sake of operational safety or where there can be positive impact upon overall terminal operations. 6. Jetties can be used for board to board (Or ship to ship) operations subject to both vessels being ready for board to board operations. Vessels to be nominated separately and must be concurrently scheduled to ensure idle time of either vessel does not exceed 6 hours. Vessels nominated for loading and / or discharging operations have priority over board to board operations.